Exhibit 99.1

Health Net, Inc. 21650 Oxnard Street Woodland Hills, CA 91367 818.676.6000 800.291.6911 www.healthnet.com
News Release

Contacts: David Olson

818.676.6978

david.w.olson@healthnet.com

Michael Engelhard

818.676.7620

michael.engelhard@healthnet.com

HEALTH NET REPORTS NET INCOME OF $91 MILLION

OR $.76 PER DILUTED SHARE

Days Claims Payable Rise Sequentially,

Cash Flow Affected by CMS Payment Timing

LOS ANGELES, November 3, 2006 – Health Net, Inc. (NYSE:HNT) today announced 2006 third quarter net income per diluted share of $.76 compared with net income per diluted share of $.67 in the third quarter of 2005, a 13.4 percent increase. The $.76 includes the effect of two items noted by the company in a press release it issued on October 16, 2006.

The first item is a $70,095,000 pretax charge for the refinancing of the company’s Senior Notes due 2011 that was completed on August 14, 2006. The second item is a tax benefit that resulted from a loss on the sale of a subsidiary and its affiliates in the third quarter of 2006. This tax benefit reduced the company’s effective tax rate in the third quarter of 2006 to 1.8 percent.

Absent this tax benefit, the company’s effective tax rate would have been 38.4 percent. The net effect of these two items reduced net income by $.08 per diluted share in the quarter.

Excluding these two items, third quarter earnings per diluted share would have been $.84, a 25.4 percent increase over the $.67 per diluted share earned in the third quarter of 2005. Management believes the earnings per diluted share figure of $.84 that excludes the $.08 effect of the two items in the third quarter of 2006 is more reflective of the company’s underlying operating performance and a more accurate representation of the change in the company’s performance between the two periods.

Effective as of the end of the third quarter ended September 30, 2006, Health Net is reporting certain revenue items, primarily from its Administrative Services Only (ASO) business and other like businesses, in a separate line item entitled “Administrative services fees and other income” on its Condensed Consolidated Statements of Operations. Such revenue items had previously been reported as part of Health plan services premiums (See Note (a) in the company’s Notes to Condensed Consolidated Financial Statements in the attached tables).

Other highlights of Health Net’s third quarter 2006 results included:

•	Days claims payable (DCP) rose by 1.6 days to 42.5 days compared with the second quarter of 2006. When adjusted for capitation, provider settlements and Medicare Part D costs, DCP rose by 2.3 days sequentially to 55.1 days.

•	Reported operating cash flow was a negative $50,283,000. This amount includes only two monthly payments from the Centers for Medicare & Medicaid Services (CMS) in the third quarter of 2006. Health Net received the third monthly payment for the third quarter on October 2, 2006. Had Health Net received all three monthly CMS payments during the third quarter, operating cash flow would have been approximately $170 million, or approximately 1.8 times reported net income in the quarter.

•	A 100 basis point sequential improvement in the company’s health plan services Medical Care Ratio (MCR) between the second and third quarters of 2006, consistent with historical seasonal utilization patterns. The health plan MCR improved by 70 basis points compared with the third quarter of 2005, as a result of higher premiums and moderating health care cost trends.

•	The company’s pretax margin in the quarter was 2.9 percent. Excluding the pretax refinancing charge described above, the pretax margin would have been 5.0 percent, an 80 basis point improvement compared with the third quarter of 2005. Management believes the 5.0 percent figure, derived by excluding the impact of the $70,095,000 pretax refinancing charge, is more reflective of the company’s underlying operating performance and a more accurate representation of the changes in the company’s performance relative to the third quarter of 2005.

“We are pleased that the third quarter again demonstrated the inherent strength of our diverse government and commercial businesses,” said Jay Gellert, president and chief executive officer of Health Net. “We believe the earnings were of a high quality as margins expanded and both normalized operating cash flow and days claims payable improved sequentially, as we expected they would,” Gellert added.

Revenues

Health Net’s total revenues increased 6.2 percent in the third quarter of 2006 to $3,247,425,000 from $3,058,773,000 in the third quarter of 2005. Health plan revenues increased 9.9 percent to $2,622,065,000 in the third quarter of 2006 compared to $2,386,332,000 in the third quarter of 2005. In the third quarter of 2006, Health Net’s Government contracts revenue fell by 12.4 percent from the third quarter of 2005, as lower health care claims costs caused revenue to decline.

“In health plans, we continue to see year-over-year revenue increases. In government contracts, the declines in costs and revenue demonstrate our success in keeping health care affordable for the families of our men and women in the military,” Gellert said.

Commercial premium yields per member per month (PMPM) increased 7.2 percent in the third quarter of 2006 compared to the third quarter of 2005. “Year-to-date commercial PMPM premiums are up around 8 percent, and that’s right on target for our plan, including the impact of our Universal Care acquisition,” noted Gellert.

Total health plan enrollment declined by approximately 31,000 members in the third quarter of 2006 compared to the second quarter of 2006.

Commercial enrollment, including both at-risk and ASO membership, declined by 18,000 members, or approximately 1 percent, in the third quarter of 2006 compared to the second quarter of 2006. Much of the decrease was attributable to expected enrollment declines resulting from the transition of members from Universal Care to Health Net. Health Net acquired Universal Care on March 31, 2006. The remaining 13,000-member decline was due to Medicaid attrition from ongoing enforcement of eligibility requirements.

“We expected to see a decline in the Universal enrollment as we moved through 2006,” said Gellert. “Overall commercial enrollment is very close to our expectations.”

Health Care Costs

The health plan MCR improvement in the third quarter resulted from ongoing moderating trends in physician, hospital and pharmacy expenses compared with 2005. Commercial health care costs rose by 8.0 percent PMPM between the third quarters of 2005 and 2006.

“These cost trends are consistent with our 7.5 percent 2006 full year guidance,” Gellert stated. “Our sequential MCR is down by 100 basis points and our PMPM commercial gross margin expanded. The year-over-year health care cost comparison is inflated due to unusually low reported experience in 2005.”

The Government contracts cost ratio of 93.9 percent in the third quarter of 2006 represented a significant improvement compared with the third quarter of 2005.

“The improvement resulted from the good work done by everyone in containing cost increases in this program. We are very pleased that our efforts, in partnership with our customer, are saving the Federal government money while providing beneficiaries the care they need,” Gellert added.

Administrative Expenses

In the third quarter of 2006, total general, administrative and depreciation expenses increased by $53,825,000 to $299,679,000 compared to $245,854,000 in the third quarter of 2005. The increase is consistent with higher levels of such spending by the company throughout 2006.

“We continue to invest in our future through expanded product offerings, increased marketing and improved operations,” Gellert commented.

Debt Refinancing

On August 14, 2006, the company completed a series of transactions related to the redemption of all $400 million of its Senior Notes due 2011. The transaction costs incurred in connection with the redemption totaled $70,095,000 on a pretax basis and were recorded as a separate, non-recurring item in the third quarter of 2006.

Balance Sheet Highlights and Interest Expense

Reserves for claims and other settlements increased by $59,576,000 to $1,035,958,000 at September 30, 2006, from $976,382,000 at June 30, 2006.

DCP increased by 1.6 days to 42.5 days in the third quarter of 2006, from 40.9 days in the second quarter of 2006. These amounts include the effects of provider settlements, capitation payments and Medicare Part D.

DCP, excluding provider settlements, capitation payments and the impact of Medicare Part D expenses, increased by 2.3 days to 55.1 days in the third quarter of 2006 compared to the second quarter of 2006 (see note (d) in the company’s Notes to Condensed Consolidated Financial Statements in the attached tables). The company employs an average claims reserves methodology in calculating DCP.

At the end of the third quarter of 2006, the company had $500 million in debt. Health Net’s debt-to-total capital ratio was 20.7 percent at September 30, 2006.

Interest expense increased in the third quarter of 2006 by $1,962,000 compared with the second quarter of 2006, as the company serviced higher average levels of debt associated with the redemption of its Senior Notes completed in the quarter.

“We expect to see a substantial reduction in interest expense in the fourth quarter as a result of the redemption of our Senior Notes,” Gellert added.

Cash Flow and Investment Income

Operating cash flow was negative $50,283,000 in the third quarter of 2006. As noted earlier, the company received only two of the three CMS payments it should have received in the third quarter.

“Had we received all three payments in the third quarter, we would have had positive operating cash flow equal to approximately 1.8 times net income. We believe this result underscores the cash generating potential of Health Net going forward,” Gellert explained.

Investment income rose by $6,942,000 in the quarter compared with the second quarter of 2006. Health Net noted that the increase was the result of the fact that it maintained a high balance of treasury securities for approximately half the quarter in connection with the redemption of its Senior Notes and also recorded an investment gain on the sale of those securities.

Outlook

Health Net believes that its earnings per diluted share for the full year 2006 will be between $2.94 and $2.98, including the net $.08 per diluted share impact of the two items recorded in the third quarter of 2006. Excluding the impact of these two items, the company believes earnings per diluted share would be between $3.02 and $3.06. The company also is reaffirming prior guidance that its earnings per diluted share in the fourth quarter will be between $.88 and $.92. The company also issued specific guidance for 2007 earnings of $3.60 per diluted share based on a fully diluted share count of 117 million.

On October 16, 2006, Health Net announced that its board of directors approved a resumption of the company’s previously established stock repurchase program. The board also approved a $235 million increase in the repurchase authorization. As a result, Health Net’s current authorization under the stock repurchase program is an aggregate amount of up to $450 million.

The company is seeking to amend its bank credit agreements to obtain greater flexibility to engage in stock repurchases. The company’s credit agreements currently limit such purchases, other than purchases made with proceeds from a financing transaction undertaken specifically to fund stock repurchases, to $75 million (plus exercise proceeds and tax benefits from the exercise of employee stock options) in any consecutive four-quarter period, less other restricted payments made in such period.

“We are very pleased that we will be resuming our stock repurchase program and that the board has demonstrated its confidence in our ability to generate cash flow that can be used for the stock repurchase program,” Gellert concluded.

Conference Call

As previously announced, Health Net will discuss the company’s third quarter results during a conference call scheduled on Friday, November 3, 2006, at approximately 11:00 a.m. Eastern Time. To listen to the call, please dial 800.811.7286, code 4578148. A live webcast and replay of the conference call also will be available at www.healthnet.com. The conference call webcast is open to all interested parties. A replay of the conference call will be available from November 3, 2006 through November 7, 2006, by dialing 888.203.1112, code 4578148. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2005, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and other reports filed by the company from time to time with the Securities and Exchange Commission.

About Health Net

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 6.6 million individuals in 27 states and the District of Columbia through group, individual, Medicare, Medicaid and TRICARE and Veterans Affairs programs. Health Net’s behavioral health subsidiary, MHN, provides behavioral health, substance abuse and employee assistance programs (EAPs) to approximately 7.3 million individuals in various states. The company’s subsidiaries also offer managed health care products related to prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.healthnet.com.

Cautionary Statements

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve a number of risks and uncertainties. All statements, other than statements of historical information provided herein, may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, negative prior period claims reserve developments, trends in medical care ratios, issues relating to provider contracts, litigation costs, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

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Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share, per member and ratio data)

	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005	First Quarter Ended March 31, 2006	Second Quarter Ended June 30, 2006	Third Quarter Ended September 30, 2006
REVENUES:
Health plan services premiums (a)	$2,386,332	$2,354,722	$2,524,374	$2,599,079	$2,622,065
Government contracts	639,626	560,491	615,897	615,557	560,540
Net investment income	19,536	20,239	23,359	26,256	33,198
Administrative services fees and other income (a)	13,279	14,706	23,000	25,230	31,622

Total revenues	3,058,773	2,950,158	3,186,630	3,266,122	3,247,425

EXPENSES:
Health plan services	2,000,661	1,952,309	2,108,712	2,185,641	2,179,161
Government contracts	614,794	535,800	587,980	580,052	526,581
General and administrative	241,847	266,043	290,823	295,064	294,052
Selling	55,000	53,200	56,611	59,630	62,853
Depreciation	4,007	4,220	4,758	4,955	5,627
Amortization	861	861	591	1,275	1,092
Interest	11,789	11,690	12,226	13,449	15,411

	2,928,959	2,824,123	3,061,701	3,140,066	3,084,777
Debt refinancing (b)	—	—	—	—	70,095

Total expenses	2,928,959	2,824,123	3,061,701	3,140,066	3,154,872

Income from operations before income taxes	129,814	126,035	124,929	126,056	92,553
Income tax provision	51,609	49,366	48,336	49,023	1,651	(c)

Net income	$78,205	$76,669	$76,593	$77,033	$90,902

Basic earnings per share	$0.69	$0.67	$0.67	$0.67	$0.78
Diluted earnings per share	$0.67	$0.65	$0.65	$0.65	$0.76
Weighted average shares outstanding:
Basic	113,371	114,276	114,594	115,213	115,867
Diluted	116,543	117,902	118,398	118,305	118,830
Pretax margin
(Income from operations before income taxes / Total revenues)	4.2%	4.3%	3.9%	3.9%	2.9%
Health plan services MCR (a)	83.8%	82.9%	83.5%	84.1%	83.1%
Government contracts cost ratio	96.1%	95.6%	95.5%	94.2%	93.9%
Administrative ratio
((G&A+Dep) / (HP serv prem + admin serv fees and other income))	10.2%	11.4%	11.6%	11.4%	11.3%
Selling costs ratio (Selling costs / HP serv prem) (a)	2.3%	2.3%	2.2%	2.3%	2.4%
Days claims payable (d)	48.8	49.4	43.2	40.9	42.5
Days claims payable - adjusted (d)	61.1	63.5	58.1	52.8	55.1
Effective tax rate	39.8%	39.2%	38.7%	38.9%	1.8	% (c)
Health plan services premiums PMPM (a)	$238.92	$239.88	$244.78	$241.75	$244.49
Health plan services costs PMPM	$200.31	$198.88	$204.48	$203.29	$203.19

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	September 30, 2005	December 31, 2005	March 31, 2006	June 30, 2006	September 30, 2006
ASSETS
Current Assets
Cash and cash equivalents	$1,027,848	$742,485	$870,224	$825,925	$825,369
Investments - available for sale	1,150,738	1,363,818	1,356,386	1,382,583	1,399,478
Premiums receivable, net (a)	127,020	132,019	163,237	214,173	235,267
Amounts receivable under government contracts	122,295	122,796	143,625	135,433	130,306
Incurred but not reported (IBNR) health care costs receivable under TRICARE North contract	263,329	265,517	295,800	318,827	299,878
Other receivables (a)	85,873	79,572	93,154	131,218	123,586
Deferred taxes	110,445	93,899	99,866	57,141	33,379
Restricted assets for senior notes redemption	—	—	—	499,557	—
Other assets	107,618	111,512	147,600	159,662	138,850

Total current assets	2,995,166	2,911,618	3,169,892	3,724,519	3,186,113
Property and equipment, net	112,218	125,773	136,727	144,436	155,395
Goodwill, net	723,595	723,595	751,949	751,949	751,949
Other intangible assets, net	19,271	18,409	47,062	45,532	44,183
Deferred taxes	29,527	31,060	46,560	48,574	51,557
Other noncurrent assets	143,555	130,267	137,645	132,186	101,719

Total Assets	$4,023,332	$3,940,722	$4,289,835	$4,847,196	$4,290,916

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,057,848	$1,040,171	$986,525	$976,382	$1,035,958
Health care and other costs payable under government contracts	62,778	62,536	62,529	60,325	40,461
IBNR health care costs payable under TRICARE North contract	263,329	265,517	295,800	318,827	299,878
Unearned premiums	218,527	106,586	324,063	338,611	140,939
Bridge loan	—	—	—	200,000	200,000
Senior notes payable	—	—	—	376,052	—
Accounts payable and other liabilities	404,362	364,266	434,605	389,130	256,096

Total current liabilities	2,006,844	1,839,076	2,103,522	2,659,327	1,973,332
Senior notes payable	391,106	387,954	379,983	—	—
Term loan	—	—	—	300,000	300,000
Other noncurrent liabilities	123,376	124,617	129,507	108,222	106,897

Total Liabilities	2,521,326	2,351,647	2,613,012	3,067,549	2,380,229

Stockholders’ Equity
Common stock and additional paid-in capital	899,400	911,672	932,254	967,265	992,497
Treasury common stock, at cost	(633,153)	(633,375)	(636,252)	(640,623)	(640,623)
Retained earnings	1,247,496	1,324,165	1,400,758	1,477,791	1,568,693
Accumulated other comprehensive loss	(11,737)	(13,387)	(19,937)	(24,786)	(9,880)

Total Stockholders’ Equity	1,502,006	1,589,075	1,676,823	1,779,647	1,910,687

Total Liabilities and Stockholders’ Equity	$4,023,332	$3,940,722	$4,289,835	$4,847,196	$4,290,916

Debt-to-Total Capital Ratio	20.7%	19.6%	18.5%	33.0%	20.7%

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

	Third Quarter Ended September 30, 2005	Fourth Quarter Ended December 31, 2005	First Quarter Ended March 31, 2006	Second Quarter Ended June 30, 2006	Third Quarter Ended September 30, 2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$78,205	$76,669	$76,593	$77,033	$90,902
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and depreciation	4,868	5,081	5,349	6,230	6,719
Debt refinancing charge	—	—	—	—	70,095
Share-based compensation expense	—	—	4,435	5,195	5,191
Other changes	3,229	3,032	4,344	4,002	3,680
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums (a)	114,245	(116,940)	186,259	(36,388)	(218,766)
Other receivables, deferred taxes and other assets (a)	4,901	18,476	(50,639)	(6,327)	39,109
Amounts receivable/payable under government contracts	(51,886)	(743)	(20,836)	5,988	(14,737)
Reserves for claims and other settlements	(7,617)	(17,677)	(53,647)	(10,143)	59,576
Accounts payable and other liabilities	28,826	(35,706)	34,046	(52,523)	(92,052)

Net cash provided by (used in) operating activities	174,771	(67,808)	185,904	(6,933)	(50,283)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	13,283	179,102	228,995	44,374	47,397
Maturities of investments	20,215	41,037	15,770	30,248	29,683
Purchases of investments	(126,917)	(437,250)	(252,973)	(110,683)	(71,344)
Proceeds from sale of property and equipment	417	—	—	—	4,242
Purchases of property and equipment	(13,242)	(17,738)	(15,730)	(12,679)	(20,420)
Cash paid/disposed for acquisition/sale of business	—	—	(73,100)	(494)	(405)
Sales and purchases of restricted investments and other	(8,840)	9,093	(9,027)	(496,943)	523,336

Net cash (used in) provided by investing activities	(115,084)	(225,756)	(106,065)	(546,177)	512,489

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	29,331	8,423	10,380	20,895	15,136
Repurchases of common stock	(227)	(222)	(1,724)	(1,107)	—
Excess tax benefits from share-based compensation	—	—	3,099	2,221	2,688
Borrowings under term and bridge loan agreements	—	—	—	497,334	—
Senior notes redemption and interest rate swap settlement	—	—	—	—	(465,045)
Net Medicare Part D deposits (payments)	—	—	36,145	(10,532)	(15,541)

Net cash provided by (used in) financing activities	29,104	8,201	47,900	508,811	(462,762)

Net increase (decrease) in cash and cash equivalents	88,791	(285,363)	127,739	(44,299)	(556)
Cash and cash equivalents, beginning of period	939,057	1,027,848	742,485	870,224	825,925

Cash and cash equivalents, end of period	$1,027,848	$742,485	$870,224	$825,925	$825,369

Health Net, Inc.

Notes to Condensed Consolidated Financial Statements

Notes:

(a)	Effective in the third quarter ended September 30, 2006, we have reported certain revenue items, primarily from our administrative services only (ASO) business and other like businesses, in a separate line item titled administrative services fees and other income on our condensed consolidated statements of operations. Historically, ASO and related revenue amounts were reported as part of health plan services premiums. In recent periods, the revenues from these businesses have increased to a level where we believe that reporting them separately would provide more insight on the nature of our operations. We have also reclassified the related receivables from premiums receivable to other receivables on our condensed consolidated balance sheets. All impacted prior period financial information reflect this reclassification change. This reclassification had no impact on net earnings, stockholders’ equity or cash flow from operating activities as previously reported.

(b)	Reflects $59 million senior notes redemption and $11 million interest rate swap settlement costs.

(c)	Reflects $32 million tax benefit from sale of Pennsylvania subsidiaries.

(d)	Management believes that days claims payable (excluding capitation, provider settlements and Medicare Part D), a non-GAAP financial measure, provides useful information to investors because, in excluding those health care costs for which no or minimal reserves are maintained, it is a more accurate reflection of days claims payable calculated from claims-based reserves than is days claims payable, which does not exclude such costs. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP. The following table provides a reconciliation of the differences between days claims payable (excluding capitation, provider settlements and Medicare Part D) and days claims payable, the most directly comparable financial measure calculated and presented in accordance with GAAP:

	Q3 2005	Q4 2005	Q1 2006	Q2 2006	Q3 2006
	(Dollars in millions)
Reserve for Claims and Other Settlements	$1,057.8	$1,040.2	$986.5	$976.4	$1,036.0
Less: Capitation Payable, Provider Settlements and Medicare Part D	(105.2)	(95.4)	(120.5)	(110.3)	(100.5)

Adjusted Reserve for Claims and Other Settlements	952.6	944.8	866.0	866.1	935.5
(1) Average Reserve for Claims and Other Settlements	1,061.7	1,049.0	1,013.3	981.5	1,006.2
(2) Average Adjusted Reserve for Claims and Other Settlements	942.7	948.7	905.4	866.1	900.8
(3) Health Plan Services Cost	2,000.7	1,952.3	2,108.7	2,185.6	2,179.2
Less: Capitation Payments, Provider Settlements and Medicare Part D	(580.8)	(578.5)	(705.9)	(692.6)	(674.1)

(4) Adjusted Health Plan Services Cost	1,419.9	1,373.8	1,402.8	1,493.0	1,505.1
(5) Number of Days in Period	92	92	90	91	92
= (1) / (3) * (5) Days Claims Payable	48.8	49.4	43.2	40.9	42.5
= (2) / (4) * (5) Days Claims Payable (Excl. Capitation, Provider Settlements and Medicare Part D)	61.1	63.5	58.1	52.8	55.1

HEALTH NET, INC.

Medical Covered Lives at September 30, 2006

(in Thousands)

	Commercial - Large Group*			Commercial - Small Group & Individual			Commercial Risk Subtotal			ASO			Commercial Subtotal
	9/06	6/06	9/05	9/06	6/06	9/05	9/06	6/06	9/05	9/06	6/06	9/05	9/06	6/06	9/05
Arizona	72	72	69	48	47	50	120	119	119	—	—	—	120	119	119
California	1,053	1,063	1,088	419	422	391	1,472	1,485	1,478	6	5	7	1,478	1,490	1,485
Connecticut	155	156	177	30	31	32	185	187	209	68	69	69	253	256	278
New Jersey	44	47	61	57	58	83	101	105	145	19	20	18	120	125	163
New York	121	120	116	96	96	103	217	216	218	17	17	21	234	233	239
Oregon	99	99	102	37	37	36	136	136	138	—	—	—	136	136	138

Total	1,544	1,557	1,612	687	691	695	2,231	2,248	2,307	110	111	115	2,341	2,359	2,422

Year over Year		(4)%			(1)%			(3)%			(4)%			(3)%
Sequential		(1)%			(1)%			(1)%			(1)%			(1)%

	Medicare Risk			Medicaid			Health Plan Total
	9/06	6/06	9/05	9/06	6/06	9/05	9/06	6/06	9/05
Arizona	34	35	31	—	—	—	154	154	150
California	104	104	94	717	726	703	2,299	2,320	2,282
Connecticut	33	32	26	83	87	90	369	375	394
New Jersey	—	—	—	47	47	40	167	172	203
New York	7	7	6	—	—	—	241	240	245
Oregon	19	19	15	—	—	—	155	155	153

Total	197	197	172	847	860	833	3,385	3,416	3,427

Year over Year		15%			2%			(1)%
Sequential		(0)%			(2)%			(1)%

	9/06	6/06	9/05
Medicare PDP (Stand-Alone)	294	288	—

	9/06	6/06	9/05
TRICARE
North Contract **	2,944	2,932	2,962

*	Commercial Large Group includes Medicare Supplement

**	Includes Tricare eligible for which we have health care risk, and those for which we provide Administrative Services Only (ASO), primarily active duty

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

(In millions)

	Health Plan Services
	YTD 9/2006	Year 2005	Year 2004
Reserve for claims (a), beginning of period	$768.7	$794.6	$777.1
Incurred claims related to:
Current Year	3,926.9	5,130.4	5,048.3
Prior Years (c)	(75.9)	(114.5)	8.7

Total Incurred (b)	3,851.0	5,015.9	5,057.0
Paid claims related to:
Current Year	3,197.0	4,401.3	4,286.9
Prior Years	666.4	640.5	752.6

Total Paid (b)	3,863.4	5,041.8	5,039.5
Reserve for claims (a), end of period	756.3	768.7	794.6
Add:
Claims Payable	179.9	177.2	288.3
Other (d)	99.8	94.3	86.4

Reserves for claims and other settlements, end of period	$1,036.0	$1,040.2	$1,169.3

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. In developing the revised estimate, there have been no changes in the approach used to determine the key actuarial assumptions, which are the completion factor and medical cost trend. Claims liabilities are estimated under actuarial standards of practice and generally accepted accounting principles. The majority of the reserve balance held at each quarter-end is associated with the most recent months’ incurred services because these are the services for which the fewest claims have been paid. The majority of the adjustments to reserves relate to variables and uncertainties associated with actuarial assumptions. The degree of uncertainty in the estimates of incurred claims is greater for the most recent months’ incurred services. Revised estimates for prior years are determined in each quarter based on the most recent updates of paid claims for prior years.

(d)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.